Exhibit 10.1

July 15, 2011

Mr. A. Laurence Jones

840 Sixth Street

Boulder, CO 80302

Dear Larry:

You are hereby notified that your employment with StarTek, Inc. (the “Company”) was terminated effective as of 5:00 p.m. on June 19, 2011 (the “Separation Date”).  This letter also sets forth the substance of the terms of separation (the “Agreement”) which Company is offering to you to aid in your employment transition.  All terms not defined herein have the same meaning as given in your employment agreement dated January 5, 2007, as amended (the “Employment Agreement”).

1.              SEPARATION.  By executing this Agreement, you hereby resign any and all positions held with the Company or any of its affiliates including, without limitation all offices, committee memberships, and board memberships.  Any failure to execute this Agreement or any revocation of this Agreement by you shall not reinstate your employment with the Company which was terminated as of the date and time set forth above.

2.              ACCRUED SALARY.  On the first regular payroll date following the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings.  No paid time off is accrued and unused or payable.

3.              SEVERANCE PAYMENTS.  If you timely sign, date and return this Agreement on or before July 29, 2011, and do not thereafter revoke this Agreement, the Company will pay you as severance: (i) in satisfaction of Section 10(a)(i) of your employment agreement the equivalent of twenty-four (24) months of your base salary in effect as of the Separation Date, in the form of salary continuation for such twenty-four (24) month period payable on the Company’s regular payroll cycle beginning on the first regularly scheduled payroll date following the Effective Date of this Agreement as set forth in Section 14, subject to standard payroll deductions and withholdings (the “Salary Continuation”), (ii) in satisfaction of Section 10(a)(ii) of your employment agreement a lump sum amount of $1,017,000 equal to two times your Annual Bonus Potential, subject to deductions and withholdings (the “Bonus Payment”), payable no sooner than six (6) months and one (1) day after the Separation Date but within ten (10) days of that date and (iii) in satisfaction of Section 10(a)(ii) of your employment agreement a bonus in the amount of $70,966.26 for the year 2011, payable in a lump sum on August 8, 2011 or, if later, within five (5) days of the Effective Date, which bonus has been pro-rated for time and performance as judged by the Chairman of the Compensation Committee of the Board and subject to Deductions. ((i), (ii) and (iii) collectively, the “Severance Benefits”).

4.              HEALTH INSURANCE.  As of the Separation Date, you have, pursuant to the last sentence of Section 4(e) of the Employment Agreement, waived coverage for yourself and your dependents under the Company’s group health plan. Therefore, the Company will pay to you an amount equal to that paid by the Company as of the Separation Date for your private health insurance coverage for twenty-four (24) consecutive months after the Separation Date on the Company’s regular payroll cycles or until you become eligible for health coverage through another employer, whichever occurs first.

5.              STOCK OPTIONS.  Pursuant to your stock option grants and the plan governing those grants (the “Plan”), vesting of your stock options ceased on your Separation Date.

6.              OTHER COMPENSATION OR BENEFITS.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive any additional pay or salary, incentive compensation, severance, equity interests or options, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) and/or COBRA.  In particular, but without limitation, you agree that you are not owed any bonus, incentive compensation, or commissions, other than as provided in this Agreement.

7.              EXPENSE REIMBURSEMENTS.  You agree that, within fifteen (15) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

8.              RETURN OF COMPANY PROPERTY.  By the close of business on a date that is fifteen (15) business days following the Effective Date, you agree to return to the Company all Company documents (and all copies thereof, in whole or in part) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, engineering information, test data and materials, financial information, research and development information, sales and marketing information, customer information and databases, contact information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, PDAs, VPN access keys, servers and excluding your laptop and iPhone), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above.  If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems within fifteen (15) business days after the Effective Date; and you agree to provide the Company with written confirmation that the necessary copying and/or deletion is done.  You agree that, after the Effective Date, you will neither use nor possess Company property.  Notwithstanding the language in this Section 8, you may retain certain documents, in hard copy, relating to your employment with Company, provided that (i) you provide a list to the Company of the documents you wish to retain and the Company agrees, as determined in its sole discretion, that you may retain a copy of any such documents; and (ii) the documents do not contain Confidential Information, as such term is defined in the Proprietary Information Agreement.  Your timely compliance with this paragraph is a condition precedent to your receipt of the severance benefits described in paragraph 3 above.

9.              ACKNOWLEDGEMENT OF CONTINUING OBLIGATIONS.  You acknowledge and reaffirm your continuing obligations under your Manager, Executive Personnel or Assistants’ Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement (the “Proprietary Information Agreement”) (Exhibit A to your Employment Agreement).  By signing this Letter, (i) you acknowledge your obligations under the Proprietary Information Agreement, including by way of example but not limitation, obligations to return Company property, to keep information confidential, not to compete with the Company, not to disparage the Company and not to solicit employees and clients of the Company, and (ii) you further acknowledge and agree that the consideration paid by the Company to you under your Employment Agreement and under this Agreement is sufficient and valid consideration to support your obligations under such documents.  A copy of the Proprietary Information Agreement is attached hereto as Exhibit A.

10.       DISCLOSURE.  You understand that the provisions of this Agreement are required to be disclosed by the Company in a current report on Form 8-K to be filed with the United States Securities and Exchange Commission.

11.       NON-DISPARAGEMENT.  Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation, family or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

12.       NO ADMISSIONS.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13.       RELEASE OF CLAIMS.

(A)         By Mr. Jones - In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company, and its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, in their individual, corporate and official capacities, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: (a) any and all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the conclusion of that employment; (b) any claims whatsoever against the Company or those released above by this Release of Claims arising before you sign this Agreement; (c) all claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in the Company, including vacation pay, personal time off, fringe benefits, severance benefits, or any other form of compensation; (d) all claims pursuant to any federal, any state or any local law, statute, common law or cause of action, employment or otherwise, including, but not limited to, the federal Civil Rights Act of 1964, as amended, attorney’s fees under Title VII of the federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law, the federal Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, as amended, the Worker Adjustment and Retraining Notification Act, the Colorado anti-discrimination statute, any other state or local employment, discrimination, or labor code, and the Equal Pay Act, of 1963, as amended; (e) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; and (f) all tort claims, including, but not limited to, claims for assault, battery, invasion of privacy, fraud, defamation, emotional distress, and discharge in violation of public policy; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this paragraph shall not extend to:  (i) any rights arising under or expressly referred to in this Agreement; or (ii) any of your vested, unpaid rights under any pension, retirement, profit sharing or similar plan; or (iii) your rights, if any, to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract, in connection with your acts and omissions within the course and scope of your employment with the Company; or (iv) any judicially or statutorily mandated right to participate by testifying truthfully in state or federal administrative proceeding before any governmental agency, acknowledging that you have no right to recover any monetary benefits or compensation in connection with such proceedings.  You represent that you have no lawsuits, claims or actions pending in your name or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.  You further agree that in the event you bring a claim or charge covered by this release, this Agreement shall serve as a complete defense to such claims or charges. Excluded from this release are any claims that cannot be waived by law.  Furthermore, you agree to release and discharge the Company not only from any and all claims which you could make on your own behalf, but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against the Company may arise, in whole or in part, from any event which occurred prior to the date of this Agreement.  If you are not permitted to opt-

out of a future class, then you agree to waive any recovery for which you would be eligible as a member of such class.

(B)          By the Company - In exchange for the employment concessions and other consideration under this Agreement the Company and its officers, directors, attorneys, successors and affiliates, in their individual, corporate and official capacities, hereby releases, you and your agents, attorneys, representatives and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: (a) any and all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the conclusion of that employment, including but not limited to claims relating to the Employment Agreement and its Exhibits; (b) any claims whatsoever against you or those released above by this Release of Claims arising before you sign this Agreement; (c) all claims or demands related to salary, bonuses, commissions, or incentive payments, including vacation pay, personal time off, fringe benefits, severance benefits, or any other form of compensation; (d) all claims pursuant to any federal, any state or any local law, statute, common law or cause of action, employment or otherwise, or any other statute, agreement or source of law; (e) all claims for breach of contract or breach of the implied covenant of good faith and fair dealing; and (f) all tort claims, including, but not limited to, claims for fraud or defamation; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this paragraph shall not extend to:  (i) any rights arising under or expressly referred to in this Agreement; (ii) any rights of the Company or your obligations under the Proprietary Information Agreement, referenced in this Agreement and which shall survive the signing of this Agreement; (iii) any act or omission by you, or ordered by you, that was actively concealed from the Company by you or at your direction, such active concealment to require something more than mere silence or failure to report the act and omission, except where you were under a duty to report such act or omission, in which case mere silence or failure to report is sufficient; or (iv) to any acts of fraud, embezzlement, or other misappropriation of Company funds, assets, or property, except as may be permitted under this Agreement; or (v) in the event of any restatement by the Company, any claim by the Company for recovery from you of any incentive-based compensation paid to you within the three (3) year period preceding the restatement that would not have been awarded under the Company’s restated financial statements; or (vi) any rights or claims the Company has or may have against you arising under the Sarbanes-Oxley Act.  The Company represents that it has no lawsuits, claims or actions pending in its name or on behalf of any other person or entity, against you or any other person or entity subject to the release granted in this paragraph.  The Company further agrees that in the event it brings a claim or charge covered by this release, this Agreement shall serve as a complete defense to such claims or charges. Excluded from this release are any claims that cannot be waived by law.

14.       ADEA WAIVER AND RELEASE.

(a)                                  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA.  You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”).  If you chose to revoke the Agreement, you must send written notice of the revocation by certified mail, return receipt requested, to Dave M. Gomez, Senior Vice President and General Counsel, 44 Cook Street, 4th Floor, Denver CO, 80206. You acknowledge that if you fail to execute and deliver this Agreement to the Company by July 29, 2011, a date which is more than twenty (21) days of its delivery to you, you will forfeit all rights to the Severance Benefits.

(b)                                 You acknowledge and agree that you are signing the Agreement voluntarily and without any other promises or agreements from the Company.

15.       REMEDY.  You and the Company agree that, if you or the Company bring any kind of legal claim against the Company that you have given up by signing this Agreement, then you and the Company will be violating this Agreement and you and the Company must pay all legal fees, other costs and expenses incurred by the other in defending against any such claim.

16.       ADDITIONAL REPRESENTATION AND COVENANT. You represent and warrant that as of the Effective Date, you are unaware of any historical or ongoing violations of the federal securities laws by the Company.  You acknowledge that any breach of this representation will result in a material breach and default under this Agreement, for which the Company is entitled to all remedies available to the Company pursuant to applicable law, including specific performance of this covenant and forfeiture of the amounts referenced in Section 3 above.

17.       MISCELLANEOUS.  This Agreement, including the Proprietary Information Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter and specifically supersedes and replaces the Employment Agreement, together with all of its exhibits and attachments except for the Proprietary Information Agreement, between you and the Company and subsequent amendments to that agreement.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

If this Agreement is acceptable to you, please sign below and return the original to me.  I wish you every success in your future endeavors.

Sincerely,

STARTEK, INC.

By:	/s/ Ed Zschau
Ed Zschau
Chairman of the Board

I HAVE READ, UNDERSTAND AND AGREE FULLY TO WHAT IS SET FORTH IN THE FOREGOING AGREEMENT, AND I ACKNOWLEDGE MY CONTINUING OBLIGATIONS UNDER THE PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT:

AGREED:

/s/ A. Laurence Jones
A. Laurence Jones

July 15, 2011
Date

EXHIBIT A

Proprietary Information Agreement